Exhibit 99.05 (a)

TABLE OF CONTENTS

Page No.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FINANCIAL STATEMENTS	1

FINANCIAL STATEMENTS

Balance Sheet	2

Statement of Operations	3

Statement of Changes in Shareholders’ Deficiency	4

Statement of Cash Flows	5

Notes to Financial Statements	6-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Olifant USA, Inc.

We have audited the accompanying balance sheet of Olifant USA, Inc (“the Company”) as of February 29, 2008, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the year ended February 29, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Olifant USA, Inc., as of February 29, 2008, and the results of its operations and its cash flows for the year ended February 29, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has incurred significant losses from operations since its inception. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management‘s plan in regard to this matter are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bernstein & Pinchuk LLP

New York, New York
March 20, 2009

Olifant U.S.A., Inc.
Balance Sheet
February 29, 2008

ASSETS
Current assets

Cash and cash equivalents	$22,814
Accounts receivable	166,891
Inventory	246,346
Prepaid expenses	16,215

Total current assets	$452,266

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities
Accounts payable	$453,754
Total current liabilities	$453,754

Shareholders’ deficiency
Common stock, no par value; 5,000 shares authorized 200 shares issued and outstanding	20,000
Additional paid-in capital	271,248

Accumulated deficit	(292,736)
(1,488)

$452,266

See notes to  financial statements

Olifant U.S.A, Inc.
Statement of Operations
Year Ended February 29, 2008

Revenue	$992,726

Cost of sales	689,307

Gross Margin	303,419

Selling, General and administrative expenses	498,098

Loss from operations	(194,379)

Other expense
Interest	13,655

Loss before income taxes	$(208,334)

Income tax expense	-

Net loss	$(208,334)

Net loss per share (basic and diluted)	$(1,042)

Weighted average number of common shares (basic and diluted)	200

See notes to  financial statements.

Olifant U.S.A., Inc.
 Statement of Changes Shareholders’  Deficiency
Year Ended February 29, 2008

	Common Stock		Additional		Total
	Number of	Stated	Paid-in	Accumulated	Shareholders’
	Shares	Value	Capital	Deficit	Deficiency
Balance, February 28, 2007	200	$20,000	$190,000	$(84,402)	$125,598
Conversion of Notes Payable Shareholders' to Additional Paid-in-Capital	—	—	81,248	—	81,248
Net loss for the year	—	—	—	(208,334)	(208,334)

Balance, February 29, 2008	200	$20,000	$271,248	$(292,736)	$(1,488)

See notes to  financial statements

Olifant U.S.A., Inc.
 Statement of Cash Flows
Year Ended February 29, 2008

Cash Flows from Operating Activities:
Net loss	$	(208,334)
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in assets and liabilities:
Accounts receivable		67,297
Inventory		46,225
Prepaid expenses		(15,960)
Accounts payable		118,161
Net cash provided by operating activities		7,389

Cash flows from financing activities:
Increase in Notes Payable - related party		8,015
Net cash provided by financing activities		8,015

Net increase in cash		15,404

Cash and cash equivalents - beginning of year		7,410

Cash and cash equivalents - ending of year		$22,814

Supplemental disclosure of non-cash financing transactions:

Conversion of notes payable related party to additional-paid-in capital		$81,248

Interest paid		$13,655

Taxes paid		$-

See notes to financial statements
.

OLIFANT U.S.A., INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED FEBRUARY 29, 2008

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

Olifant U.S.A, Inc., Inc. (the “Company,” “we,” or “us”) was incorporated under the laws of the State of Connecticut on June 1, 1983. The Company’s principal activity is the sale and distribution of spirits throughout the United States.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts.  The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable.  It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change.  No allowance for doubtful accounts was considered necessary at February 29, 2008.

Inventories

Inventories are valued at the lower of cost or market, using the first-in first-out cost method. The Company assesses the valuation of its inventories and reduces the carrying value of those inventories that are obsolete or in excess of the Company’s forecasted usage to their estimated net realizable value.

The Company estimates the net realizable value of such inventories based on analysis and assumptions including, but not limited to, historical usage, expected future demand and market requirements.

Revenue Recognition

The Company recognizes revenues when title passes to the customer, which is generally when products are shipped.

The Company recognizes revenue dilution from items such as product returns, inventory credits, discounts and other allowances in the period that such items are first expected to occur. The Company does not offer its clients the opportunity to return products for any reason other than manufacturing defects. In addition, the Company does not offer incentives to its customers to either acquire more products or maintain higher inventory levels of products than they would in ordinary course of business. The Company assesses levels of inventory maintained by its customers through communications with them. Furthermore, it is the Company's policy to accrue for material post shipment obligations and customer incentives in the period the related revenue is recognized.

Net Loss Per Common Share

The Company computes earnings per share under Financial Accounting Standard No. 128, “Earnings Per Share" (SFAS 128).  Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the year.  During the year ended February 29, 2008 the Company did not have   common stock equivalents outstanding and had no potentially dilutive securities outstanding.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods.  Actual results could materially differ from those estimates.

Advertising

The Company follows the policy of charging the costs of advertising to expenses incurred.  The Company did not incur advertising costs during the year ended February 29, 2008.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with accounting principles generally accepted in the United States of America.  The estimated fair values approximate their carrying value because of the short-term maturity of these instruments or the stated interest rates are indicative of market interest rates.

Income Taxes

The Company has implemented the provisions on Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes" (SFAS 109). SFAS 109 requires that income tax accounts be computed using the liability method.  Deferred taxes are  determined  based  upon the  estimated  future tax  effects of  differences between  the  financial   reporting  and  tax  reporting  bases  of  assets  and liabilities given the provisions of currently enacted tax laws.

Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax consequences   attributable  to  differences  between  the  financial  statement carrying  amounts of existing assets and  liabilities  and their  respective tax bases.  Deferred tax assets,  including tax loss and credit  carry forwards,  and liabilities  are measured  using enacted tax rates  expected to apply to taxable income in the years in which  those  temporary  differences  are  expected to be recovered  or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are   individually   classified as current and non-current based on their characteristics.  Realization of the deferred tax asset is dependent on generating sufficient taxable income in future years.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Due to the uncertainties as to the realization of deferred tax assets, an allowance has been provided regarding all deferred tax assets of the Company.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As shown in the accompanying financial statements during the year ended February 29, 2008 the Company incurred loss from operations of $208,334, had a deficiency in working capital and had a deficiency in shareholders’ equity.

If operations and cash flows substantially improve, management believes that the Company can continue to operate.  However, no assurance can be given that management’s actions will result in profitable operations or the resolution of its liquidity problems.

The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and accounts receivables.  The Company places its cash with credit quality institutions.  At times, such investments may be in excess of the FDIC insurance limit.  The Company periodically reviews its trade receivables in determining its allowance for doubtful accounts.  There is no allowance for doubtful accounts established as of February 29, 2008.

New Accounting Pronouncements

In December 2007, the FASB issued proposed FASB Staff Position (FSP) 157-b, “Effective Date of FASB Statement No. 157,” that would permit a one-year deferral in applying the measurement provisions of Statement No. 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of Statement 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. This deferral does not apply, however, to an entity that applies Statement 157 in interim or annual financial statements before proposed FSP 157-b is finalized. The Company is currently evaluating the impact, if any, that the adoption of 157-b will have on the Company’s operating income or net earnings.

On December 4, 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” and SFAS No. 160, “Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” Statement No. 141(R) is required to be adopted concurrently with Statement No. 160 and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. Application of Statement No. 141(R) and Statement No. 160 is required to be adopted prospectively, except for certain provisions of Statement No. 160, which are required to be adopted retrospectively. Business combination transactions accounted for before adoption of Statement No. 141(R) should be accounted for in accordance with Statement No. 141 and that accounting previously completed under Statement No. 141 should not be modified as of or after the date of adoption of Statement No. 141(R). The Company is currently evaluating the impact of Statement No. 141(R) and Statement No. 160, but does not expect the adoption of these pronouncements to have a material impact on the Company’s financial position or results of operations.

In February 2007, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159), which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. Subsequent changes in fair value of these financial assets and liabilities would be recognized in earnings when they occur. SFAS 159 further establishes certain additional disclosure requirements. SFAS 159 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. The adoption of this pronouncement did not have a material impact on the Company’s financial position or results of operations.

NOTE 2 – ACCOUNTS RECEIVABLE

The Company has trade accounts receivable in the amount of $166,891 at February 29, 2008.  No allowance for doubtful accounts was considered necessary at February 29, 2008.

NOTE 3 –INVENTORY

Inventory at February 29, 2008 consists solely of finished goods.

NOTE 4 – EQUITY

The Company has authorized 5,000 shares of common stock with no par value. As of February 29, 2008 and 200 shares of common stock were issued and outstanding.

NOTE 5– INCOME TAXES

No provision for taxes on income is included in the accompanying statements of operations because of the net operating loss for the year ended February 29, 2008. The net operating loss carry forward as of February 29, 2008 is approximately $300,000, available to offset future years' taxable income expiring in various years through 2028.

A valuation allowance has been provided against the entire deferred tax asset due to the uncertainty of future profitability of the Company. Management's position with respect to the likelihood of recoverability of these deferred tax assets will be evaluated each reporting period.

Reconciliation of the differences between the statutory tax rate and the effective income tax rate is as follows for the year ended February 29, 2008:

Statutory federal tax (benefit) rate	(34.00%)
Statutory state tax (benefit) rate	(4.00%)
Valuation allowance	38.00%

Effective income tax rate	—